Exhibit 23.2

CONSENT OF RESOURCE INFORMATION SYSTEMS, INC.

January 25, 2010

Verso Paper Corp.
Verso Paper Holdings LLC
6775 Lenox Center Court, Suite 400
Memphis, TN 38115-4436

Ladies and Gentlemen:

Resource Information Systems, Inc. (RISI) hereby consents to the citation by Verso Paper Corp. and Verso Paper Holdings LLC (collectively, Verso) of data reported by our source, RISI, Inc., and to the use of our name in connection with the use of such data in the reports that Verso files with and submits to the Securities and Exchange Commission under the Securities Exchange Act of 1934.

/s/ John Maine

Vice President World Graphic Papers
Resource Information Systems, Inc.